UNITED STATES             OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  OMB NUMBER: 3235-0058
                          Washington, D.C.            Average estimated
                                                      burden hours per
                                                      response.........2.50
                            FORM 12B-25
                                                      SEC FILE NUMBER 0-24829
                       NOTIFICATION OF LATE FILING                   ---------

(Check one):   Form 10-K    Form 11-K    Form 20-F  X Form 10-Q    Form N-SAR
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                 For Period Ended: September 30, 1999
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Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Full Tilt Sports, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

5525 Erindale Drive, Suite 200
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Address of Principal Executive Officer (Street and Number)

Colorado Springs, CO 80918
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

  X        (a)      The  reasons  described in  reasonable  detail in  Part
-----               III  of  this  form  could not  be  eliminated  without
                    unreasonable effort or expense;
           (b)      The subject annual report or semi-annual report/portion
                    thereof will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report will be filed on or before the 5th. calendar day following the prescribed due date;
                    and
           (c)      The accountant's statement  or  other  exhibit required
                    by  Rule  12b-25(c)  has  been attached  if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

Management needs additional time to confer with its accountants for
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preparation of its financial statements and to finalize managements
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discussion and analysis.
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

David J. Babiarz, Esq.             303             779-5900
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     (Name)                    (Area Code)    (Telephone Number)

(2)  Have  all other periodic reports  required  under  Section  13  or  15
     (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
       X   yes        no
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Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?      yes   X  no
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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Full Tilt Sports, Inc.
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             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 15, 1999           By: /s/ Roger K. Burnett, President
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                           GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2.  One  signed   original  and  four conformed copies  of  this  Form  and
amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.


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